Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of Focus Enhancements, Inc. of our report dated March 6, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of Focus Enhancements, Inc. for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


DELOITTE & TOUCHE LLP

San Jose, California
September 30, 2002